Exhibit 99.1

Republic Services, Inc. Appoints Meg Reynolds to its Board of Directors

PHOENIX (July 27, 2023) – Republic Services, Inc. (NYSE: RSG) today announced that global investment executive Meg Reynolds has been appointed to its Board of Directors, bringing its membership to a total of 12. She will serve on the Audit and Sustainability & Corporate Responsibility committees.

Reynolds, 58, is co-founder, principal and global emerging markets equity portfolio manager at Westwood Global Investments (WGI), a national financial advisory firm headquartered in Boston. She has more than 30 years of investment experience.

Prior to co-founding WGI, Reynolds was portfolio manager of the Latin American Fund at Fidelity Investments. Earlier, she served in roles of increasing responsibility at Putnam Investor Services. Reynolds serves on several non-profit boards, including the Catholic Schools Foundation, Dana Farber Cancer Institute, Kelly Brush Foundation and Women’s Foundation of Boston.

“Meg has extensive experience leading complex global investment portfolios and has clearly demonstrated a passion for both her clients and communities. Along with my fellow directors, we look forward to her valuable perspectives as we continue to guide the company’s long-term growth and sustainability strategies,” said Manuel Kadre, chairman.

Reynolds has an M.S. from the Massachusetts Institute of Technology and a B.S. from the University of New Hampshire.

About Republic Services

Republic Services, Inc. is a leader in the environmental services industry. Through its subsidiaries, the company provides customers with the most complete set of products and services, including recycling, solid waste, special waste, hazardous waste, container rental and field services. Republic’s industry-leading commitments to advance circularity, reduce emissions and decarbonize operations are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, please visit RepublicServices.com.

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Contacts:
Media Inquiries	Investor Inquiries
Roman Blahoski, (480) 757-9770	Aaron Evans, (480) 718-0309
media@republicservices.com	investor@republicservices.com

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